SCHEDULE 14A INFORMATION

(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BELL INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1960 East Grand Avenue
El Segundo, California 90245-4608

Dear Shareholder:

      This year’s Annual Meeting of Shareholders will be held on Wednesday, May 26, 2004 at 11:00 A.M., at the Tech.logix Group Technology Center, 3502 Woodview Trace, Suite 100, Indianapolis, Indiana. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

      The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

Sincerely yours,

TRACY A. EDWARDS
Chairman, President
and Chief Executive Officer

April 16, 2004

BELL INDUSTRIES, INC.

1960 East Grand Avenue
El Segundo, California 90245-4608

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 26, 2004

       The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Tech.logix Group Technology Center, 3502 Woodview Trace, Suite 100, Indianapolis, Indiana, on Wednesday, May 26, 2004 at 11:00 A.M., and at any adjournments or postponements thereof (the “Annual Meeting”).

      The purpose of the Annual Meeting is to elect six directors, John J. Cost, Tracy A. Edwards, Charles B. Graves, L. James Lawson, Michael R. Parks, and Mark E. Schwarz, to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the Annual Meeting.

      The Board of Directors has fixed the close of business on Monday, April 19, 2004, as the record date for determining those shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors

JOHN J. COST
Secretary

April 16, 2004

      Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders, or if you do plan to attend and wish to vote by Proxy, please date, sign and promptly return the enclosed proxy card, for which a return, stamped envelope is provided. Your prompt return of the proxy card will help the Company avoid the additional expense of further solicitation to assure a quorum at the meeting.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF BELL INDUSTRIES, INC.
MAY 26, 2004

INTRODUCTION

      This Proxy Statement is first being mailed on or about April 19, 2004, to shareholders of Bell Industries, Inc., a California corporation (“Bell” or the “Company”) and is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s Annual Meeting of Shareholders to be held on May 26, 2004 at 11:00 A.M., or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company. The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers and regular employees of the Company and its subsidiaries.

      The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see “Election of Directors”).

      Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted FOR the election of each director nominee listed on the Proxy Card.

      The Board does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, shareholders confer discretionary authority on the proxies (who are persons designated by the Board) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.

VOTING SECURITIES

      Only shareholders of record at the close of business on Monday, April 19, 2004 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, there were issued, outstanding and entitled to vote approximately 8,373,000 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

      A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast “for,” “against” or “abstain” are included, as well as all “broker non-votes,” which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions.

      The affirmative vote of a majority of the shares represented and voting at the meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum shall be required to approve a voting matter. Only shares voted “for” or “against” are treated as shares represented and voting at the meeting with respect to the voting matter. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the number represented and voting with respect to the voting matter.

ELECTION OF DIRECTORS

      In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of his or her intent to cumulate votes prior to the vote at the meeting.

      The Board presently consists of six directors. The persons who are elected directors will hold office until the next annual meeting of Shareholders and thereafter until their successors are elected. Each of the six nominees is currently a director of the Company. The name, principal occupation and age of each nominee, the year first elected as a director of the Company, committee memberships, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

			Shares Beneficially
			Owned as of
		Year First	March 31,		Percent of
Name and Principal Occupation	Age	Elected	2004(1)		Class(1)

John J. Cost	69	1971	23,706	(6)	(5)
Of Counsel, Irell & Manella LLP, Attorneys
Tracy A. Edwards	47	1999	505,000	(7)	5.7%
Chairman, President and Chief Executive Officer
Charles B. Graves (2)(3)	47
President, Sport Court, Inc.
L. James Lawson (2)(3)(4)	48	2000	37,800	(6)	(5)
Co-Chairman, Lincoln Partners, Investment Bankers
Michael R. Parks (4)	41	2000	35,000	(6)	(5)
Chairman and Chief Executive Officer, The Revere Group, Technology Consultants
Mark E. Schwarz (2)(3)(4)	43	2000	439,600	(6)(8)	5.2%
General Partner, Newcastle Partners, L.P.

(1)	The information in this table is based on information supplied by directors and executive officers of the Company on Form 3, 4 or 5 and on any Schedule 13D, 13F-HR or 13G filed with the Securities and Exchange Commission.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

(4)	Member of Nominating Committee.

(5)	Less than 1% of the total outstanding shares.

(6)	Includes 21,000 shares with respect to Mr. Cost and 35,000 shares with respect to Messrs. Lawson, Parks and Schwarz issuable pursuant to currently exercisable stock options.

(7)	Includes 444,729 shares issuable pursuant to currently exercisable stock options.

(8)	Includes 404,600 shares acquired by Newcastle Partners, L.P. Mr. Schwarz is the Managing Member of Newcastle Capital Group L.L.C., the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle Partners, L.P. Accordingly each of Newcastle Partners, L.P., Newcastle Capital Group L.L.C., Newcastle Capital Management, L.P. and Mark Schwarz may be deemed to beneficially own these shares.

      Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts “of Counsel.” He was elected Secretary of the Company in 1987. Irell & Manella LLP provides legal services to the Company. Mr. Cost’s business address is 1960 East Grand Avenue, Suite 560, El Segundo, California 90245.

      Mr. Edwards has been Chairman since June 2000 and was appointed President and Chief Executive Officer and a director of the Company in February 1999. From January 1998 until that time, Mr. Edwards was the Executive Vice President of the Company. Mr. Edwards’ business address is 1960 East Grand Avenue, Suite 560, El Segundo, California 90245.

      Since April 2003, Mr. Graves has been president of Sport Court, Inc., a leading provider of backyard recreation game courts, putting greens and indoor performance sports flooring. From October 2001 until April 2003, Mr. Graves served as a business and marketing consultant to various companies. From September 1996 until October 2001, Mr. Graves served as executive vice president of General Growth Properties, Inc., the world’s second largest owner/manager of retail real estate. Mr. Graves’ business address is 939 South 700 West, Salt Lake City, Utah 84104.

      Since 1996, Mr. Lawson has been a Co-Chairman and Managing Member of Lincoln Partners, LLC, a privately held investment-banking firm. Lincoln Partners has provided investment-banking services to the Company. Mr. Lawson presently serves on the boards of CLEANPAK International, Inc. and Stock Equipment Company (privately held companies). Mr. Lawson’s business address is 200 West Madison Street, Suite 2100, Chicago, Illinois 60606.

      Since 1992, Mr. Parks has been Chairman and Chief Executive Officer of The Revere Group, a privately held technology consulting company. Mr. Parks’ business address is 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015.

      Since 1993, Mr. Schwarz has served as General Partner, directly or through entities, which he controls, of Newcastle Partners, L.P. (“Newcastle”), a private investment firm. As of December 2001, Mr. Schwarz was the Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., a private investment firm associated with the Lamar Hunt Family. Mr. Schwarz currently serves as Chairman of the Board and Chief Executive Officer of Hallmark Financial Services, Inc., a property-and-casualty insurance holding company, Chairman of the Board of Pizza Inn, Inc., a franchisor of and distributor to a chain-wide system of pizza restaurants, and Chief Executive Officer and a director of Geoworks Corporation, formerly a software design firm. Mr. Schwarz presently serves as a director of SL Industries, Inc., a power supply and power motion products manufacturer; Nashua Corporation, a specialty paper, label and printing supplies manufacturer; WebFinancial Corporation, a banking and specialty finance company; and Pinnacle Frames and Accents, Inc., a privately held company engaged in the manufacturing of frames and mirrors. Mr. Schwarz was a director of Aydin Corporation, a defense electronics manufacturer, from 1998 until its acquisition by L-3 Communications Corporation in 1999. Mr. Schwarz’s business address is c/o Newcastle Partners, 300 Crescent Court, Suite 1110, Dallas, Texas 75201.

      If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

General

      The full Board held seven meetings during 2003. During 2003, the standing committees of the Board were the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee held four meetings in 2003 and the Compensation Committee met once in 2003 (see “Audit Committee Report” and “Compensation Committee Report” located elsewhere in this Proxy Statement); the Nominating Committee did not meet in 2003. Each director attended at least 75% of Board meetings and the committees on which he served.

      Each of the current members on each of the standing committees is an “independent director” as defined in Section 121A of the American Stock Exchange Company Guide. L. James Lawson serves as Chairman of the Audit Committee, Michael R. Parks serves as Chairman of the Nominating Committee, and Mark E. Schwarz serves as Chairman of the Compensation Committee. Shareholders interested in communicating with the Board or to specified individual directors may do so in writing to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: John J. Cost, Secretary. These communications will be forwarded to the appropriate director or directors.

      Directors are strongly encouraged to attend annual meetings of shareholders, but no specific policy exists regarding attendance by directors at such meetings. All directors attended the 2003 Annual Meeting of Shareholders.

Board Committees

      The Audit Committee currently consists of Messrs. Lawson, Schwarz and Graves. During 2003, Messrs. Schwarz, Lawson and Parks were members of the Audit Committee. The Audit Committee oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and financial regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor. The Audit Committee is governed by a charter, which was adopted by the Board and is included at Appendix A and is available on the Company’s website at www.bellind.com. The Board has determined that each current member of the Audit Committee is financially literate and that each of Messrs. Lawson and Schwarz qualify as an audit committee financial expert as such term is defined under the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and each is financially sophisticated as such term is defined in Section 121B of the American Stock Exchange Company Guide.

      The Nominating Committee currently consists of Messrs. Parks, Lawson and Schwarz. During 2003, Messrs. Cost, Edwards and Lawson were members of the Nominating Committee. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the nominees for election to the Board. The Nominating Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. The Nominating Committee will consider persons recommended by shareholders for nomination for election as directors. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a committee-recommended nominee. Shareholders wishing to recommend director candidates must follow the prior notice requirements as described under “Shareholder Proposals” on page 14 of this Proxy Statement. The Nominating Committee is governed by a charter that was adopted by the Board and is included at Appendix B and is available on the Company’s website at www.bellind.com.

      The Compensation Committee currently consists of Messrs. Schwarz, Lawson and Graves. During 2003, Messrs. Lawson, Schwarz and Parks were members of the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves compensation for all other executive officers as presented by the Chief Executive Officer, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and provides oversight and guidance for compensation and benefit programs for all employees of the Company. The Compensation Committee is governed by a charter, which was adopted by the Board and is included at Appendix C and is available on the Company’s website at www.bellind.com.

Director Compensation

      Non-employee directors are compensated for serving on the Board and Board Committees through quarterly cash payments and annual options to purchase shares of the Company’s common stock. Effective July 2003, each non-employee director began receiving annual cash compensation of $12,000 payable on a quarterly basis for serving on the Board and Board Committees. During June 2003, each elected non-employee director received an option to purchase 5,000 shares of the Company’s common stock. All such options have an exercise price not less than the closing price of the Company’s common stock on the date of grant.

      During 2003, Mr. Cost received $40,000 under the directors’ retirement plan, which has been terminated except for vested benefits. Under that plan, Mr. Cost is entitled to receive for his life an annual retirement benefit of $40,000 and his surviving spouse, if any, is entitled to receive benefits for an additional five years. In the event of a change in control, Mr. Cost would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit.

      Mr. Cost received $26,000 during 2003 for his services as the Company’s Secretary.

CODE OF ETHICS

      The Company has adopted a publicly available Code of Ethics that applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available on the Company’s website at www.bellind.com. The Company also will provide, without charge, a copy of the Company’s Code of Ethics upon written request of any shareholder. The request should be directed to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: John J. Cost, Secretary. Any amendments to the Code of Ethics or grant of any waiver from a provision of the code to any director or executive officer will be approved by the Board and will be disclosed in a report on Form 8-K within five days pursuant to applicable law and American Stock Exchange rules.

INFORMATION REGARDING SHAREHOLDERS

Principal Security Holders

      Except as set forth in the following table and as set forth in the table of the nominees for election as directors under “Election of Directors” at page 2 of this Proxy Statement, the Company had no knowledge of a single shareholder owning of record or beneficially as of March 31, 2004 more than 5% of the Company’s common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 7,995,000 shares representing 95% of the Company’s outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through March 31, 2004 with the SEC, the Company believes that the security holders named below beneficially own five percent (5%) or more of the Company’s common stock:

	Amount and Nature of
	Beneficial Ownership as	Percent
Name and Address of Beneficial Owner	of March 31, 2004(1)	of Class(1)

Dimensional Fund Advisors	602,662	7.2%
1299 Ocean Avenue, 11th Floor	(Direct)
Santa Monica, California 90401
Royce & Associates, Inc	838,300	10.0%
1414 Avenue of the Americas	(Direct)
New York, New York 10019
Warren E. Buffett	451,000	5.4%
1440 Kiewit Plaza	(Direct)
Omaha, Nebraska 68131

Security Ownership of Management

      The following table shows the beneficial ownership of the Company’s common stock of those executive officers of the Company listed in the “Summary Compensation Table” under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 31, 2004. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

	Amount and Nature of
	Beneficial Ownership as		Percent
Name of Beneficial Owner	of March 31, 2004(1)		of Class(1)

Russell A. Doll	137,462	(3)	1.6%
Senior Vice President	(Direct	)
President, Tech.logix Group
Mitchell I. Rosen	11,000	(4)	(2)
Vice President and Corporate Controller	(Direct	)
Charles S. Troy	95,000	(5)	1.1%
Vice President	(Direct	)
All directors and executive officers as a group (nine persons)	1,284,568	(6)	14.0%

(1)	The information in these tables are based on information supplied by executive officers, directors and principal shareholders of the Company on Form 3, 4 or 5 and on any Schedule 13D, 13F-HR or 13G filed with the SEC.

(2)	Less than 1% of the total outstanding shares.

(3)	Includes 125,000 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 9,000 shares issuable pursuant to currently exercisable stock options.

(5)	Includes 90,000 shares issuable pursuant to currently exercisable stock options.

(6)	Includes 794,729 shares issuable pursuant to currently exercisable stock options.

Section 16(a) Reporting Compliance

      Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish the Company with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for the Company’s executive officers, directors and 10% shareholders were met during the year ended December 31, 2003.

EXECUTIVE COMPENSATION

General

      The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) all other executive officers (collectively, the “Named Officers”) for the three years in the period ended December 31, 2003, for services rendered in all capacities to the Company and its subsidiaries:

Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation(1)			Options
	Fiscal				(Number of
Name and Principal Position	Year	Salary	Bonus(2)	Other(3)	Shares)

Tracy A. Edwards	2003	$315,000	$55,000	$17,451	–0–
Chairman, President and	2002	315,000	–0–	17,451	–0–
Chief Executive Officer	2001	315,000	78,750	17,413	60,000
Russell A. Doll	2003	255,385	40,000	14,792	–0–
Senior Vice President	2002	250,000	25,000	14,700	–0–
President, Tech.logix Group	2001	250,000	46,875	14,600	50,000
Mitchell I. Rosen	2003	137,423	15,000	8,050	–0–
Vice President and	2002	135,000	10,000	7,653	5,000
Corporate Controller	2001	135,000	27,500	989	15,000
Charles S. Troy	2003	175,000	35,000	9,695	–0–
Vice President	2002	175,000	–0–	9,695	–0–
	2001	175,000	21,875	9,695	15,000

      The column heading “All Other Compensation” has not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1)	No executive officer of the Company received perquisite compensation having an aggregate value equal to or in excess of $50,000 or 10% of such executive officer’s salary and bonus for the applicable fiscal year.

(2)	Includes bonuses accrued and earned for the period although paid in a later period. For example, $145,000 of the executive bonuses earned in 2003 were not paid until March 2004.

(3)	Consists of amounts contributed by the Company on behalf of the named individual under the Company’s Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

Option Grants in Last Fiscal Year

      No options or stock appreciation rights were granted to the Named Officers during the twelve-month period ended December 31, 2003.

Options Exercises and Holdings

      The following table sets forth information with respect to the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 2003 and unexercised options held as of December 31, 2003:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of In-the-Money
			Options at		Unexercised Options at
	Shares		December 31, 2003		December 31, 2003(2)
	Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Tracy A. Edwards	–0–	$–0–	424,729	20,000	$5,300	$2,650
Russell A. Doll	–0–	–0–	108,333	16,667	4,417	2,208
Mitchell I. Rosen	–0–	–0–	3,500	16,500	683	4,155
Charles S. Troy	–0–	–0–	85,000	5,000	1,325	663

(1)	Based upon the difference between the market price on the date of exercise less the option exercise price.

(2)	Based upon the closing price on the American Stock Exchange on that date ($2.57).

Employment and Severance Agreements

      In February 1999, the Company entered into an employment agreement with Tracy A. Edwards, the Company’s President and Chief Executive Officer. This agreement provides for an annual salary of $315,000 plus a bonus dependent upon the Company achieving performance goals to be established from time to time by the Company’s Compensation Committee. The agreement also provides that Mr. Edwards would receive an amount equal to two times his annual salary in the event he no longer serves as President and Chief Executive Officer and such termination is by the Company without cause or by Mr. Edwards if there has occurred a material change in his duties, a reduction in his compensation or a “change in control” (as defined below) of the Company. Under such circumstances, Mr. Edwards would also receive payments under his severance agreement described below.

      In December 2003, the Company entered into a severance agreement with Mr. Doll in connection with his employment as President of the Company’s Tech.logix Group. The agreement provides that Mr. Doll would receive an amount equal to his annual base compensation (excluding bonuses and other compensation) in the event the company terminates his employment other than by reason of death, disability, retirement, or cause, or in the event Mr. Doll terminates his employment as a result of a reduction in his base compensation. The payment of severance is limited and will not be payable in the event Mr. Doll is receiving or is entitled to receive severance compensation after a change in control under severance agreements noted below.

      Severance agreements currently in effect are with Messrs. Edwards, Doll and Troy. Each of these agreements provides, in essence, that should there be a “change in control” (as defined below) and the officer’s employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A “change in control” of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company’s outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

      Mr. Edwards’ severance agreement, entered into in April 1993, provides that if Mr. Edwards is terminated under circumstances giving rise to a severance payment, the amount of such payment would be 295% of the “base amount” (generally equivalent to the highest twelve months compensation during such person’s last three years prior to termination). In addition, under Mr. Edward’s severance agreement and employment agreement the Company agrees to pay Mr. Edwards the amount of any excise tax on the payment of any amount which constitutes an “excess parachute payment” under Section 4999 of the Internal Revenue Code of 1986. The severance agreements with Messrs. Doll and Troy entered into in April 1998 and March 1998, respectively, provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their “base amount” and the maximum amount payable that would not constitute an “excess parachute payment.” In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

      The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company’s 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available under applicable law or the Company’s Bylaws.

OTHER COMPENSATION

Savings and Profit Sharing Plan

      The Company established the Bell Industries’ Employees’ Savings and Profit Sharing Plan (the “PSP”) in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board. The Board determines the Company’s contribution to the PSP in its discretion. For the fiscal year ended December 31, 2003, the Company contributed $59,000 to the PSP.

Executive Deferred Income and Pension Plan

      In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the “EDP”). Under the EDP, as amended, each officer and such other highly compensated employees as the Board of Directors may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Such deferred sums are assigned to employee designated investment options, which are funded through Company-owned life insurance policies. The Plan provides for a Company matching contribution in an amount equal to 50% of a participant’s chosen deferral. The maximum annual Company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

      Upon retirement or other termination of employment after reaching age 62, a participant is entitled to receive a benefit equal to the balance of their deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest.

      If a participant voluntarily resigns without the approval of the Board, the participant is entitled to receive the balance of their deferred salary plus accrued interest and the vested percentage of matching funds contributed by the Company plus accrued interest. The vesting is based on years of service with a participant becoming fully vested after 12 years. If a participant voluntarily resigns with the approval of the Board, or is terminated without cause, or within two years after a “change in control”, the participant is entitled to the balance of their deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest as of the date of termination. If a participant is terminated for cause prior to reaching age 62, the participant is entitled to receive only the balance of their deferred salary plus accrued interest. In the event of an unforeseen emergency, a participant may withdraw an amount up to the balance of their deferred salary plus accrued interest, subject to approval by the Board. If a participant dies or becomes permanently disabled while employed, the participant’s beneficiary is entitled to receive the balance of the deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest as of the date of death or permanent disability.

      Generally, a participant or their beneficiary, if applicable, may elect to have their benefit paid in a lump sum or paid in approximately equal annual installments over a period of 5 or 10 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Schwarz, Lawson and Graves currently serve on the Compensation Committee. During 2003, Messrs. Schwarz, Lawson and Parks were members of the Compensation Committee. No current member of the Compensation Committee or member of the Compensation Committee during 2003 was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees.

REPORT OF THE COMPENSATION COMMITTEE

      The Company’s compensation philosophy is based upon the belief that the Company’s success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

Base Salary

      The Compensation Committee attempts to set the base salary levels competitively with those paid to executives of comparable companies in major metropolitan regions. In determining salaries, the Compensation Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

Annual Incentive Bonus

      The Compensation Committee established an executive bonus program for fiscal 2003 based on the achievement of predetermined financial targets and discretionary factors. Mr. Troy was awarded a portion of his eligible financial bonus based on the financial performance of a business unit that he oversees. Mr. Troy also was awarded a portion of his eligible discretionary bonus based on his efforts on specific initiatives during 2003. No bonus amounts, based on financial objectives established for 2003, were awarded to Messrs. Edwards, Doll and Rosen. However, Messrs. Edwards, Doll and Rosen were awarded a portion of their respective eligible discretionary bonus awards for 2003. These amounts were awarded based on the achievement of specific strategic and tactical objectives established for 2003.

Long-Term Incentive Program

      Currently, the Company’s long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

      The Compensation Committee’s current policy is to award stock options to executive officers and other key employees. Exercise prices are generally established equal to the fair market value of Bell’s common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of three (3) or four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer’s deemed ability to influence the long-term growth and profitability of the Company. No stock options were granted to executive officers during 2003.

Chief Executive Officer’s Compensation

      On February 1, 1999, Mr. Edwards became President and Chief Executive Officer of the Company. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being his duties and responsibilities, salaries earned by chief executive officers of comparable companies, the individual’s past salary history, and the complexity of the Company’s business during his term. Mr. Edward’s annual base salary for 2003 was $315,000. Annual incentive bonus is based on the achievement of operating and/or financial goals and other agreed criteria. Mr. Edwards was awarded a discretionary cash bonus of $55,000 in March 2004 in recognition of his efforts in achieving certain strategic and tactical objectives during 2003.

Submitted By The Compensation Committee of
The Board of Directors

Mark E. Schwarz (Chairman), L. James Lawson and Charles B. Graves

      The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003 and the notes thereto. It has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors during the 2003 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Communication with Audit Committees). The Audit Committee also received and discussed with PricewaterhouseCoopers LLP the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) including the independence of PricewaterhouseCoopers LLP from the Company. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and be filed with the SEC.

Submitted By The Audit Committee Of
The Board of Directors

L. James Lawson (Chairman), Mark E. Schwarz and Charles B. Graves

      The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.

PERFORMANCE GRAPH

      The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the American Stock Exchange Market Index (the “AMEX Market Index”), and a peer group index (the “Peer Group”). The graph assumes that $100 was invested on December 31, 1998 in each of our common stock, the Amex Market Index, and the Peer Group and assumes reinvestment of dividends.

	1998	1999	2000	2001	2002	2003

Bell Industries, Inc.	100.00	186.74	62.77	54.48	40.17	64.53
Peer Group(A)	100.00	243.11	60.42	47.41	36.35	62.39
Amex Market Index(B)	100.00	124.67	123.14	117.47	112.78	153.50

(A)	The Peer Group consists of the following computer technology solution companies:

En Pointe Technologies, Inc.	Micros-to-Mainframes, Inc.
Halifax Corporation	Sento Corporation
Manchester Technologies, Inc.

The Peer Group reflects the Company’s principal business following the sale of its Electronics Distribution Group to Arrow Electronics, Inc., in January 1999.

(B)	Since March 13, 2000, the Company’s common stock has traded on the American Stock Exchange. Prior to this date, it traded on the New York Stock Exchange.

ANNUAL REPORT ON FORM 10-K

      The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2003 upon the written request of any shareholder. This request should be directed to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: John J. Cost, Secretary.

SHAREHOLDER PROPOSALS

      In accordance with SEC rules, if a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company’s next Annual Meeting of Shareholders, tentatively scheduled for May 25, 2005, such proposal must be received by the Company at its Corporate Office prior to December 20, 2004 in order to be included in the Company’s Proxy Statement and form of proxy relating to that meeting.

      In addition, shareholders may present proposals, which are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in the Company’s Bylaws. The Company’s Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder’s name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder’s notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain additional information as specified by such rules.

APPOINTMENT OF INDEPENDENT AUDITORS

      PricewaterhouseCoopers LLP has been the Company’s independent auditors for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting, will be available to answer questions and will be afforded the opportunity to make any statements the representative desires to make.

INDEPENDENT AUDITOR FEES AND SERVICES

      The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in 2003 and 2002.

Audit Fees

      For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP billed the Company an aggregate of $185,000 and $175,000, respectively, for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the Company’s consolidated interim financial statements included in its Form 10-Q.

Audit-Related Fees

      For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP billed the Company an aggregate of $18,500 and $17,000, respectively, for professional services rendered for audit-related services related to the Company’s 401(k) plan.

Tax Fees

      For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP billed the Company an aggregate of $5,000 and $17,000, respectively, for professional services rendered for tax compliance service.

All Other Fees

      For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP did not bill the Company for any other fees not described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Policy for Pre-Approval of Independent Auditor Services

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

OTHER BUSINESS

      The Board knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

John J. Cost
Secretary

April 16, 2004

BELL INDUSTRIES, INC.
CHARTER FOR AUDIT COMMITTEE

1.	The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Bell Industries, Inc. is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s quarterly and annual financial statements and financial information filed with the Securities and Exchange Commission (the “SEC”), (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditor, (iv) the Company’s financial accounting principles and policies, and (iv) the Company’s system of internal controls. The Committee shall also have the responsibility to prepare the Committee’s report to be included in the Company’s annual proxy statement.

2.	The Committee will consist of not fewer than three directors, each of whom is independent of the Company and free of any relationship that in the opinion of the Board would interfere with their exercise of independent judgment as a member of the Committee. Each member of the Committee shall satisfy the independence requirements of the American Stock Exchange (“AMEX”) and applicable law, including the Sarbanes-Oxley Act of 2002 (“SOA”) and all rules promulgated thereunder by the SEC. Other than in the capacity as a member of the Board and any committee of the Board, a member of the Committee may not accept, directly, or indirectly, any consulting, advisory or other compensatory fee from the Company. One member shall serve as Chairman of the Committee. The members of the Committee shall serve one-year terms, and shall be appointed by the Board annually on the day of the Annual Meeting of the Shareholders or on such other date as the Board shall determine. Members of the Committee may be removed or replaced by the Board.

3.	Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management experience and sufficient education and experience to have acquired the attributes necessary to meet the criteria of an audit committee financial expert as defined in Item 401(h) of SEC Regulation S-K. The Board shall determine whether each member is financially literate and whether at least one member has the requisite accounting or financial management expertise and sufficient education and experience to meet the audit committee financial expert criteria. The designation or identification of a person as an audit committee financial expert shall not impose on such person any duties, obligations or liability greater than the duties, obligations and liability imposed on such person as a member of the Committee. Also, the designation does not relieve other members of the Committee or the Board of any of their duties, obligations or liability.

4.	The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, at least quarterly. Meetings of the Committee may be called as needed by the Committee Chairman. The Committee Chairman will preside, when present, at all meetings of the Committee. The Committee may meet in person or via teleconference and may take action by written consent. Minutes of each meeting will be maintained with the Corporate records.

5.	The Committee shall have the authority to engage and determine funding for such independent accounting, independent counsel, and other advisors, as it deems necessary or appropriate to carry out its responsibilities, and is empowered to cause the Company to pay the compensation of such advisors.

6.	The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements. The independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. In carrying out its responsibilities, the Committee shall perform the following functions:

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•	Appoint or replace the independent auditor and approve the fees and other compensation to be paid to the independent auditor.

•	Pre-approve audit and non-audit services provided by the independent auditor consistent with applicable law and exchange requirements.

•	Review and discuss with the Board any relationship between the independent auditor and the Company or any other relationships that may adversely affect the independence of the independent auditor, including in connection therewith, the nature of all services provided by the auditor.

•	Ensure the independent auditor submits, on a periodic basis, a formal written statement to the Committee delineating all relations, if any, between the independent auditor and the Company.

•	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

•	Determine that there is appropriate rotation of partner level personnel assigned to the Company’s audit engagement.

•	Review and discuss with the independent auditor the plans for, and the scope of, the annual audit.

•	Review and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 relating to the conduct of the audit.

•	Review and discuss with management of the Company and the independent auditor the Company’s annual audited and quarterly financial statements and related disclosures.

•	Review and discuss with management all earnings releases and other financial press releases prior to their distribution.

•	Review and discuss with the independent auditor the adequacy of the Company’s internal accounting controls.

•	Review and discuss with the independent auditor the report of their annual audit and the accompanying management letter, if any.

•	Review and discuss with the independent auditor the adequacy of financial and accounting personnel and cooperation received during the course of the audit or quarterly reviews.

•	Determine, with regard to new or unusual transactions or events, the independent auditor’s reasoning for the appropriateness of the accounting principles, estimates, judgments and disclosure practices adopted by management.

•	Review any year-to-year changes in accounting principles or practices.

•	Inquire of management and the independent auditor about any potential financial or reporting risks or exposures to the Company and review with management the steps taken to minimize such risks.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting and internal accounting controls and for the confidential submission by employees of the Company of concerns regarding questionable accounting matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies.

•	Following each Committee meeting, report at the next meeting of the full Board all significant items discussed at the Committee meeting.

•	Review the Audit Committee Charter on at least an annual basis and recommend changes to the Charter to the full Board as appropriate.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 13, 2004.

A-2

BELL INDUSTRIES, INC.
CHARTER FOR NOMINATING COMMITTEE

1.	The purpose of the Nominating Committee (the “Committee”) of the board of directors (the “Board”) of Bell Industries, Inc. is (i) to identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareholder, (ii) to recommend Director nominees for each committee to the Board, and (iii) to identify individuals to fill any vacancies on the Board.

2.	The Committee will consist of not fewer than three members each of whom shall be a Director who satisfies the independence requirements of the American Stock Exchange. One member shall serve as Chairman of the Committee. The members of the Committee shall serve one-year terms, and shall be appointed by the Board annually on the day of the Annual Meeting of Shareholders or on such other date as the Board shall determine. Members of the Committee may be removed or replaced by the Board.

3.	The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, at least two times each year. Meetings of the Committee may be called as needed by the Committee Chairman or the Chairman of the Board. The Committee Chairman will preside, when present, at all meetings of the Committee. The Committee may meet in person or via teleconference and may take action by written consent. Minutes of each meeting will be maintained with the Corporate records.

4.	The Committee shall perform the following functions:

•	Review policies and make recommendations to the Board, as appropriate, concerning (a) the size and composition of the Board, (b) the qualifications and criteria for election to the Board, and procedures for shareholder nomination of candidates for the Board, and (c) the structure and composition of, and membership on, Board committees.

•	As appropriate, actively seek individuals qualified to become Directors and recommend candidates for Board and Board committees.

•	Following each Committee meeting, report at the next meeting of the full Board all significant items discussed at the Committee meeting.

•	Review the Nominating Committee Charter on at least an annual basis and recommend changes to the Charter to the full Board as appropriate.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 13, 2004.

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BELL INDUSTRIES, INC.
CHARTER FOR COMPENSATION COMMITTEE

1.	The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Bell Industries, Inc. is (i) to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers, (ii) to review and recommend to the Board, compensation plans, policies and benefit programs, as well as approve CEO compensation, and (iii) to prepare the report on executive compensation required to be included in the Company’s annual proxy statement.

2.	The Committee will consist of not fewer than three members each of whom shall be a director who satisfies the independence requirements of the American Stock Exchange. One member shall serve as Chairman of the Committee. The members of the Committee shall serve one-year terms, and shall be appointed by the Board annually on the day of the Annual Meeting of Shareholders or on such other date as the Board shall determine. Members of the Committee may be removed or replaced by the Board.

3.	The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, at least two times each year. Meetings of the Committee may be called as needed by the Committee Chairman or the Chairman of the Board. The Committee Chairman will preside, when present, at all meetings of the Committee. The Committee may meet in person or via teleconference and may take action by written consent. Minutes of each meeting will be maintained with the Corporate records.

4.	The Committee shall perform the following functions:

•	Provide oversight and guidance for compensation and benefit programs for all employees of the Company.

•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance, and have authority to determine the CEO’s compensation.

•	Review and approve other significant terms of employment for the CEO.

•	Review and approve compensation for the Corporate Officers as presented by the CEO.

•	Review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

•	Review and make recommendations to the Board on matters concerning the directors’ compensation.

•	Following each Committee meeting, report at the next meeting of the full Board all significant items discussed at the Committee meeting.

•	Review the Compensation Committee Charter on at least an annual basis and recommend changes to the Charter to the full Board as appropriate.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 13, 2004.

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Bell Industries, Inc.

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1.	The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

	For	Withhold
01 — J. Cost	☐	☐
02 — T. Edwards	☐	☐
03 — C. Graves	☐	☐

	For	Withhold
04 — J. Lawson	☐	☐
05 — M. Parks	☐	☐
06 — M. Schwarz	☐	☐

B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy — Bell Industries, Inc.

Meeting Details

1960 East Grand Avenue
El Segundo, California 90245-4608

This Proxy is Solicited on behalf of the Board of Directors.

The undersigned hereby appoints Tracy A. Edwards and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on April 19, 2004, at the Annual Meeting of Shareholders to be held on May 26, 2004 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on reverse side.)